Calculation of Filing Fee Tables

FORM S-8
(Form Type)

COMMUNITY TRUST BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $5.00 par value per share	Rule 457(c) and Rule 457(h)	550,000	(3)	$58.41	$32,125,500	$0.0001531	$4,918.41
Total Offering Amounts						$32,125,500		$4,918.41
Total Fee Offsets								-
Net Fee Due								$4,918.41

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Community Trust Bancorp, Inc. 2025 Stock Ownership Incentive Plan (the “2025 Plan”) by reason of any stock dividend, stock split, recapitalization, or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)
This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Unit for shares available for future grant under the 2025 Plan is the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on November 7, 2024, which was $58.41.

(3)	Represents 550,000 shares of Common Stock reserved for future issuance under the 2025 Plan.